Exhibit 99.1

April 25, 2011
Quarterly Report
First Quarter 2011

We are pleased to report that for the quarter ended March 31, 2011, earnings for your company were up 33.7% over those of March 31, 2010. For the first quarter, we earned $1.26 million compared to $945 thousand for the same period in 2010. Earnings per share, on a fully diluted basis, increased from $0.35 to $0.46 which represents a 31.4% increase.

Since August of 2010, we have implemented a strategy to improve our net interest margin. We have increased the margin from 3.40% for August, 2010, to 4.27% for March, 2011. As a result, our net interest income has totaled $5.8 million for the first quarter of 2011, which was a 19.5 % increase over March 31, 2010.

Loan demand remains relatively soft as the economies in our markets continue to be somewhat uncertain. However, over the last two months we are starting to see some slight improvement in demand. In many markets in which we do business, unemployment numbers have improved slightly. The housing and home construction sectors of both our local and national economies are still struggling, with a forecast of at least another year of high levels of unsold homes. The recent escalation of oil and gas prices has added another level of uncertainty about the economy as well. The stock market currently appears to have some strength, and that typically is an indicator of anticipated improvement in the economy.

In our business today, there are two very important aspects on which we need to continually focus--service and loan quality. To help us maintain that focus, we have made some recent organizational changes. Joe Fryman has become the Chief Credit Officer for the bank. He has over thirty-five years of credit experience, and has been a member of our Senior Management team for many years. He is a graduate of the Stonier Graduate School of Banking at Rutgers University. Joe will be responsible for all credit functions of the bank, and will chair our Executive Loan Committee. Joe?s experience and knowledge in this capacity will be invaluable to us.

Billy Hough, who has served as Market President of our East Kentucky Region since the acquisition of Peoples Bank in Morehead, will now become head of Sales and Service, with our Market Presidents reporting to him. His role will be to assist them in reaching their goals of growth and customer service. Billy has over ten years of banking experience, and prior to that owned his own successful business. He is a graduate of the Louisiana State University Graduate School of Banking. We look forward to his guidance in working with our Market Presidents.

?
Your company is still committed not only to meet the economic challenges that currently exist, but to overcome them. We will do everything possible to accomplish what is in the long term best interest of our customers, employees, communities, and ultimately our shareholders.

As always, we appreciate your support.


/s/Louis Prichard
Louis Prichard
President, CEO


                                         UNAUDITED

CONSOLIDATED BALANCE SHEET
                                                                                Percentage
                                                 3/31/2011       3/31/2010        Change
Assets
  Cash & Due From Banks                        $  14,467,772   $  16,087,964      -10.1%
  Securities                                     176,318,253     191,089,171       -7.7
  Loans Held for Sale                                      -         899,000        n/m
  Loans                                          414,231,816     422,270,397       -1.9
  Reserve for Loan Losses                          5,640,859       5,763,250       -2.1
    Net Loans                                    408,590,957     416,507,147       -1.9
  Federal Funds Sold                                 151,000      60,619,000      -99.8
  Other Assets                                    56,973,176      55,388,038        2.9
     Total Assets                              $ 656,501,158   $ 740,590,320      -11.4%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                     $ 132,005,504   $ 118,284,850       11.6%
    Savings & Interest Checking                  194,439,567     183,476,535        6.0
    Certificates of Deposit                      212,333,998     303,846,369      -30.1
      Total Deposits                             538,779,069     605,607,754      -11.0
  Repurchase Agreements                            4,321,885       3,387,228       27.6
  Other Borrowed Funds                            47,977,504      65,092,817      -26.3
  Other Liabilities                                2,417,266       4,934,843      -51.0
    Total Liabilities                            593,495,724     679,022,642      -12.6
  Stockholders' Equity                            63,005,434      61,567,678        2.3
    Total Liabilities & Stockholders' Equity   $ 656,501,158   $ 740,590,320      -11.4%

CONSOLIDATED INCOME STATEMENT
                                                            Three Months Ending
                                                                                Percentage
                                                  3/31/2011       3/31/2010       Change
Interest Income                                  $ 7,457,556     $ 7,571,592       -1.5%
Interest Expense                                   1,637,482       2,702,246      -39.4
  Net Interest Income                              5,820,074       4,869,346       19.5
Loan Loss Provision                                  750,000         450,000       66.7
  Net Interest Income After Provision              5,070,074       4,419,346       14.7
Other Income                                       1,827,467       1,746,773        4.6
Other Expenses                                     5,429,513       5,172,353        5.0
  Income Before Taxes                              1,468,028         993,766       47.7
Income Taxes                                         205,619          49,347      316.7
  Net Income                                     $ 1,262,409     $   944,419       33.7
Net Change in Unrealized Gain (loss)
 on Securities                                     1,294,151         206,233      527.5
  Comprehensive Income                           $ 2,556,560     $ 1,150,652      122.2%

Selected Ratios
  Return on Average Assets                              0.76%           0.54%
  Return on Average Equity                              8.2             6.1

  Earnings Per Share                                 $  0.46         $  0.35
  Earnings Per Share - assuming dilution                0.46            0.35
  Cash Dividends Per Share                              0.22            0.21
  Book Value Per Share                                 22.97           22.44

  Market Price                     High            Low             Close
    First Quarter '11             $17.50          $16.50          $16.50
    Fourth Quarter '10            $17.45          $16.25          $16.75